Guangzhou Junlian Correspondence Technology Co., Ltd.

And

Guangzhou Junlian Correspondence Science & Technology Co., Ltd

STRATEGIC COOPERATION AGREEMENT

Strategic Cooperation Agreement

This AGREEMENT is made on May 28, 2006 in Guangzhou, China by and among:

1.
Guangzhou Junlian Correspondence Technology Co., Ltd. (hereinafter referred to as the“WFOE”) is a wholly foreign-owned enterprise incorporated and validly existing under the laws of the People’s Republic of China, having its registered address at Room 606, NO.11 Xingang West Road, Haizhu District, Guangzhou Province, China;

2.
Guangzhou Junlian Correspondence Science & Technology Co., Ltd (hereinafter referred to as the “Original Company”) is a limited liability company incorporated and validly existing under the laws of the People’s Republic of China, having its registered address at Room 302, NO.160 Pingan Tower, Tiyu East Road, Tianhe District, Guangzhou Province, China.

And individually or collectively hereinafter referred to as the “Party(ies)”

WHEREAS:

1.
WFOE is a wholly foreign-owned enterprise particularly engaged in the field of software product development and manufacture; the research and development of computer hardware and wireless burglarproof visual electronic product, computer network system integration and weak current technology service. WFOE has advanced core technology and mature management mode of development and manufacture relating to the software and wireless burglarproof visual electronic product.

2.
The Original Company is particularly engaged in the field of research and development of wireless burglarproof visual electronic product. For the purpose of sustainable development, the Original Company signed definitive cooperate agreement with WFOE in relevant fields, and WFOE will provide relevant services to the Original Company.

NOW, THEREFORE, the Parties agree to implement this business cooperation subject to the terms and conditions as follows:

Article 1	DEFINITIONS AND INTERPRETATION

For the purpose of this Agreement, except where otherwise requires, the following terms shall have the meaning defined hereafter:

1.1	Service: WFOE provides the consultation, technology, training and all other service necessary for the Original Company to operate the services, See Appendix 1 hereof.

1.2
Intellectual property rights: all the intellectual property right which including but not limited to all the patent, trademark, service sign and all the relevant goodwill, registered design, design patent, confidential data, domain name, utility model, copy right, invention, brand name, firm name and any similar right and any benefit arise from the above right (registered or not, its application and the right to apply) in any country for now or in the future.

1.3	Day, Month and Year: means the calendar day, month and year.

1.4	Business day: any day which is not a Saturday, a Sunday or a public holuday in China.

1.5	PRC: the People’s Republic of China, unless otherwise indicates, excluding, the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan Region.

1.6	Articles and headings are inserted for the purposes of convenience only and shall not affect the interpretation of this Agreement.

Article 2	COOPERATION

2.1
The Parties agree that WFOE shall provide the service to Original Company in accordance with the terms and conditions of this Agreement and the Original Company shall pay the service fee to WFOE in accordance with the terms and conditions of this Agreement as the consideration.

The content of Appendix 1 hereof may be adjusted upon the consultation of the Parties.

2.2	Junlian shall not accept the same or similar services provided by any third party unless the written consent of WFOE has been obtained in advance.

2.3
Service fee consists of two parts (hereinafter collectively referred to as “Service Fee”): the fixed fee and project commission. The fixed fee is RMB 150,000 per month, and the commission should be additionally decided by the Parties.

2.4
The Original Company guarantees that the Service Fee being paid to WFOE shall not be less than RMB 3,000,000 per year (hereinafter referred to as the “Lowest Payment”) in the period of this Agreement. In accordance with the principle of fair, the Parties agree that Original Company should pay the Lowest Payment as the Service Fee to WFOE in the event that the amount of the Service Fee shall be paid to WFOE by Original Company is less than the Lowest Payment under this Agreement.

The service period of this Agreement is three years commencing from the effective date of this Agreement and shall be automatic extended for another one year after it expires upon the requests of WFOE.

Article 3	PAYMENT

3.1	The Service Fee shall be paid by Original Company as the following:

3.1.1	The fixed fee should be paid to WFOE before the 15th of every month.

3.1.2
The project commission should be paid within 15 Business days as of the closing day of the relevant project but shall not be late than 30 Business days as of the end of the construction period provided in the relevant project contract.

3.2	In the period of this Agreement, the Parties may adjust the project commission in accordance with the specific circumstances.

Article 4	FINANCIAL SUPERVISION

4.1
In addition to the right provided in this Agreement, WFOE also has the right to review and copy the Article of Association, the minute of Shareholder Meeting, the resolution of the Board of Directors and Supervisors, financial report and relevant project contracts of Original Company.

4.2
Original Company shall provide the accurate, true and complete accounting record, book, financial report and other accounting data to the relevant accountant firm retained by it without any rejection, concealment and false report.

4.3
WFOE may request to review the accounting book if it believes that there exists any inaccurate, untrue and incomplete problem in the financial report of Original Company. Original Company shall arrange such review within 10 business days as of such written request by WFOE. If necessary, WFOE may employ the accountant firm to assist and the employment fee shall be borne by Original Company.

4.4
WFOE may employ the qualified accountant firm to audit Original Company if it has legal reason to believe that there exists any problem in its financial statement, and the audited financial report shall be the basis for the implementation of this Agreement.

4.5
Original Company should provide necessary conditions and convenience to assist WFOE in exercise the supervision right hereof and such exercise of right shall not affect the daily business of Original Company.

Article 5	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF ORIGINAL COMPANY.

5.1	Original Company hereby represents, warranties and undertakes to WFOE that on and as of the execution date and the completion date hereof:

5.1.1	it is a corporation duly registered and existing under the laws of PRC;

5.1.2	it has adequate power and authorities to execute and perform this Agreement.

5.2	Once being executed, this Agreement shall have binding force on Original Company and is entitled to application for compulsory enforcement.

5.3
Original Company has any and all of the permission, license, authorization, approval and facilities for its operation, and shall guarantee that all such permission, license, authorization and approval being keep effective within the period of this Agreement.

5.4
Original Company is and always be in compliance with the laws and regulations of PRC and is not aware of any violation of them or any circumstance that may prevent it from fulfilling the obligation hereof.

5.5
Neither the assignment of nor the fulfillment of the obligation of Original Company in this Agreement will violate (i) any provision of the business license and Article of Association of Original Company, (ii) any applicable law, rules, regulations, authorization or permission of relevant government department, or (iii) any provision provided in the contracts that Original Company is the relevant party.

5.6
There are no any pending or possible lawsuit, arbitration and other government investigation against Original Company relating to its business license, permission or the objective of this Agreement, or may in any way affect the capability of the Parties to execute or perform this Agreement or the business operation capability in the period of this Agreement of Original Company.

Article 6	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF WFOE

6.1	WFOE hereby represents, warranties and undertakes to Original Company that on and as of the execution date and the completion date hereof:

6.1.1	it is a corporation duly registered and existing under the laws of PRC;

6.1.2	it has adequate power and authorities to execute and perform this Agreement.

6.2
The advanced and mature technology, reliable product and operation experiences it has in computer hardware, wireless burglarproof visual electronic product, computer network system integration and weak current technology service in which it intends to cooperate with Original Company is suitable for the circumstances in China.

Article 7	INTELLECTUAL PROPERTY

WFOE is entitled to use the name, trademark, identification, domain name and other form thereof in its advertisement, promotion material, news release or any other related materials.

Article 8	TAXES

Unless otherwise agreed by the Parties, any taxes and fees relating to this Agreement shall be boren by the Parties separately.

Article 9	ASSIGNMENTS AND TRANSFERS

Neither Party may without the prior written consent of the other Party in whatsoever manner assign, transfer, charge all or any part of this Agreement or any its rights, benefits and obligations hereunder to any third party, nor may perform this Agreement in any manner other than provided herein. Notwithstanding the foregoing, WFOE may, subject to the requirements of self-expansion mode, assign or transfer all or part of its rights, benefits and obligations hereunder to any its parent company, subsidiary or any other affiliate.

Article 10 CONFIDENTIALITY

10.1
Upon the execution of this Agreement and unless the prior written consent of the other Party has been obtain, the Parties shall be obliged by the following confidentiality obligations; the issues that whether this Agreement has been completed, terminated, canceled, rescind, invalidated or performed shall have no effect to such obligations:

10.1.1	the Parties shall not disclose to any third party this Agreement and any transaction documents hereunder (hereinafter referred to as the“Confidential Documents”);

10.1.2	the Parties shall not use the Confidential Documents and contents thereof except for the purpose of this Agreement.

10.2	The provisions of Article 10.1 shall not apply so as to prevent the Parties from disclosing the Confidential Documents for the following reason:

10.2.1	disclose to the directors, supervisors, senior managers of and financial advisors, accountants, attorneys employed by the Parties;

10.2.2	required by the compulsory provisions of applicable laws or regulations;

10.2.3	required by the compulsory requirement of the government in charge.

Article 11	LIABILITY FOR BREACH OF CONTRACTS

11.1
Subject to the provisions hereof, if this Agreement is not performed or not performed completely or in a timely manner, the defaulting party shall compensate the non-defaulting party for any losses caused by such breach, including the foreseeable profits. In case that both of the Parties violate this Agreement, they shall bear the liabilities respectively.

11.2
Unless otherwise provided hereof, any of the Parties shall, in accordance with the requirement in the notice given by the non-defaulting Party, if it has not performed any of its liabilities hereunder, take remedial measures for offsetting or eliminate such breach and the negative effects thereof within 10 to 30 days upon the acceptance of such notice. In case that the defaulting Party fails to do the same, the non-defaulting Party may terminate this Agreement.

11.3	This article shall remain in effect in cast that this Agreement is terminated, cancelled, rescinded, or invalidated.

Article 12	NOTICES

Notices required or permitted under this Agreement shall be effective if given in writing, in Chinese and English, sent by personal delivery, registered air mail, registered letter or by facsimile to the address set out as follows. Notices shall be deemed to have been received: if delivered personally, at the time of received and signed by the attention; in the case of registered air mail, 5 days from the date of posting; in the case of registered letter, 2 days from the date of posting; in the case of the facsimile, at the time of transmission successfully

Guangzhou Junlian Correspondence Technology Co., Ltd.

Address:	Room 606, NO.11 Xingang West Road, Haizhu District, Guangzhou Province, China;
Post code:	510260
Fax number:	020-89091327

Guangzhou Junlian Correspondence Science & Technology Co., Ltd

Address:	Room 302, NO.160 Pingan Tower, Tiyu East Road, Tianhe District, Guangzhou Province, China.
Post code:	510020
Fax number:	020-61021165

Article 13	ENTIRE AGREEMENT

This Agreement (including its Appendix) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior oral or written discussions, negotiations and agreements between them. Amendments modifying or extending this Agreement shall be binding upon both Parties only if in writing and signed by a duly authorized officer or representative of each Party.

Article 14	GOVERNING LAW AND DISPUTE RESOLUTION

14.1
The conclusion, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of PRC. In case that the promulgated PRC laws fail to provide regulations concerning certain issue, the general international business practices shall apply.

14.2
The Parties shall make every effort to settle amicably any dispute or claim arising in connection with this Agreement. Should the Parties fail to resolve any such dispute amicably, any and all such disputes shall be submitted to China International Economic and Trade Arbitration Commission in Guangzhou (“CIETAC”) and finally settled in accordance with the Rules of Arbitration of CIETAC.

14.3	Any arbitration decision rendered shall be final and binding upon the Parties.

14.4
When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement.

Article 15	FORCE MAJEURE

15.1
Force majeure means any unforeseeable events beyond the Parties’ control which prevent the execution of any obligations under this Agreement. Force majeure includes, but is not limited to, embargoes, acts of government, riots, war or acts of war, mobilization and requisition, fires, floods, earthquakes.

15.2
Force majeure preventing a Party from performing any of its obligations under this Agreement in whole or in part may claim such force majeure against the other Party only if the prevented Party gives notice of the inception and cessation of the force majeure within 30 days in each case enclosing a confirmation by the proper authorities or published information attesting the reality of the facts and the accuracy of the data supplied. A Party claiming force majeure has the burden to prove direct relationship between the force majeure and the non-performance of its obligations under this Agreement.

A Party not respecting the foregoing provisions shall be deemed irrevocably and fully to have assumed the consequences and risks of force majeure not reported to the other Party in the way and within the time aforesaid.

15.3
In the event of force majeure, both Parties’ obligations affected thereby are suspended throughout the duration of the force majeure. Neither Party shall be entitled to penalties, interest or other indemnification or compensation to the damage sustained by it because of force majeure, for delays or obligations not performed due to force majeure.

15.4
The prevented Party shall make every effort to reduce the effect of such force majeure on the performance hereof. If such circumstances last over more than 6 months, either Party may request the amendment of this Agreement or decide to terminate it upon 30 days notice.

Article 16	MISCELLANEOUS PROVISIONS

16.1
As of the effective date of this Agreement, in the event that any amendment which including supplement and abolishment, new explanation and implementation rules being made in the relevant applicable laws, regulations, ordinances and rules of PRC, or new laws, regulations, ordinances and rules is enacted, the Parties should consult with each other in a timely manner and make some necessary amendment to this Agreement to protect their right in this Agreement.

16.2
This Agreement shall take effect upon execution by the duly authorized representative of the Parties and the common seal of the Parties affixed hereto. The amendment and variation hereto shall be an integrated part hereof.

16.3	This Agreement is written in the Chinese languages in four originals, each Party shall hold two originals which have the same legal validity.

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EXECUTION PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

Guangzhou Junlian Correspondence Technique Co., Ltd. (seal)

By: _________________________________
Position:

Guangzhou Junlian Correspondence Technology Company (seal)

By: _________________________________
Position:

Appendix 1: Service list

The following services may be provided by the staff of WFOE, its related company or subcontractor:

1.	Provide the consultation service relevant to wireless burglarproof visual electronic product which including but not limited to the technology, financial affairs, sales and management service.

2.
Assist Original Company in the fields of information technology and system improvement which including the development of the computer hardware and software, information management, the development of system and the preparation of implemental and arrangement plan.

3.	Assist Original Company in the fields of the development, operation and maintenance of the electronic products.

4.	Assist Original Company in the fields of the customer service support for monitor system installation.

5.	Assist Original Company in the fields of information transfer which including the public relations, advertisement and providing information to staff, investors, customers and the public.

6.	Staff training of Original Company.